Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated December 4, 2013, with respect to the balance sheets of Enertopia Corp. as at August 31, 2013 and 2012 and the related statements of stockholders' equity, operations and cash flows for the years then ended and for the period from November 24, 2004 (inception) to August 31, 2013, included in the Annual Report on Form 10-K of Enertopia Corp. for the year ended August 31, 2013.

/s/ MNP LLP

Vancouver, British Columbia, Canada
December 4, 2013